News Release                                                   October 19, 2004

                Valmont's Third Quarter Net Earnings Increase 74%
                            On 30% Increase in Sales
Highlights:

     o Net sales rose 30%, primarily due to product pricing reflective of higher steel costs, the acquisition of Newmark, and higher volumes in the Tubing and Engineered Support Structures Segments.

     o Operating income increased 61%, mainly due to the acquisition of Newmark, strong tubing performance, and an improvement in the utility market.

     o    Engineered Support Structures operating income increased 48%.

     o Irrigation sales increased due to higher pricing related to steel costs. Profitability was slightly lower due to reduced volumes in North America.

     o    Net earnings rose 74%.

     o Working capital increased to support current business conditions; in particular, inventory rose due to higher steel costs and increased quantities to compensate for steel market conditions.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure and mechanized irrigation equipment for agriculture and a provider of coating services and tubular products, reported sales for the third quarter of $262.9 million compared with $202.5 million for the same period of 2003. Third quarter 2004 net earnings were $7.1 million, or 29 cents per diluted share, versus third quarter 2003 net earnings of $4.1 million, or 17 cents per diluted share.

     For the first nine months of 2004, sales were $744.8 million versus $610.5 million in 2003. Valmont's nine-month earnings, which include a $6.1 million after-tax charge taken during the second quarter to prepay debt, were $15.4 million, or 63 cents per diluted share, compared with 2003 nine-month earnings of $17.8 million, or 73 cents per diluted share.

Third Quarter 2004 Review:

     "Three main factors led to strong profitability gains in the third quarter," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "First, in our Engineered Support Structures Segment, our steel utility product line saw a strong increase in sales and an improvement in pricing and margins from a weak 2003. While our utility sales and margins were better than last year, we believe that further improvements are achievable. Second, the addition of Newmark's sales and profits contributed to our results. The Concrete Support Structures Segment had record third quarter sales. Third, our Tubing Segment had impressive results. Sales were sharply higher and the increased volumes led to excellent factory performance and record quarterly profitability.

     "Results in our other businesses were mixed. While our Irrigation Segment had good gains in international sales, overall profitability was lower due to margin pressures worldwide. In our Engineered Support Structures Segment, lighting and traffic products had strong sales gains, due to volume improvements and price increases driven by steel costs. Margins came under pressure as it was difficult to fully pass on all of the increased costs. The Coatings Segment was weaker due to reduced demand for anodizing and higher workers' compensation costs in California.

     "Steel prices appear to be stabilizing. Our current inventory levels are relatively high since lead times are longer than usual and steel suppliers have been reluctant to commit to long-term pricing arrangements. Presently, we have sufficient steel on hand and plan to reduce our inventory levels over the next 90-120 days. The higher steel prices have also had an impact on our inventory valuation. As most of Valmont's North American operations use the LIFO (Last-In, First-Out) method of inventory valuation, the record high levels in steel prices during 2004 have required an increase in the LIFO reserve of approximately $20 million for the first three quarters."

Third Quarter Summary-Agricultural Markets:

     In the Irrigation Segment, the third quarter is seasonally the weakest. Sales were $62.6 million, a 6% increase over 2003. Operating income for the segment declined 5% to $4.5 million. The higher sales were due to price increases instituted to recover higher steel costs. The Company continued to be disciplined in passing on steel cost increases to the market, resulting in a modest decline in volume and profitability.

     In the Tubing Segment, sales were 65% higher at $22.0 million. Valmont was able to improve its market position by maintaining adequate supplies of steel, which attracted customers looking for stable sources of supply. Operating income of $4.2 million more than doubled from last year due to the higher volumes and improvements in manufacturing efficiencies.

Third Quarter Summary - Infrastructure Markets:

     Sales in the Engineered Support Structures Segment were $135.5 million, an increase of 27% from 2003 levels. Operating income for the segment was $7.8 million, a 48% increase from last year's levels.

     Sales of lighting and traffic products were higher in North America and Europe. While some of the gains were due to higher selling prices, there was strong demand from our commercial customers for structures for parking lots, sports stadiums and other specialty outdoor lighting applications. Sales of structures to transportation customers also improved. During the third quarter, state and federal highway programs were funded by extensions to existing highway legislation. The lack of a new long-term highway bill continued to cause concern in the market, yet did not impact results in the third quarter.

     Sales of wireless communication, sign and other specialty structures increased. In North America, wireless communication poles, towers and components sales increased due to higher spending by carriers on network expansion. In China, sales of wireless communication products were lower, as service providers worked on putting into service the heavy volume of product shipped earlier in the year. Valmont's sign structure sales were higher due to expanded geographic coverage and the acquisition of Sigma Industries, a sign structure company in Delaware with annual revenues of $13 million. This acquisition allows Valmont to expand its expertise and broaden its regional distribution capabilities in the market.

     Valmont's steel utility product line showed significant sales growth from increased pricing and volume in North America. Over the past six months, there has been a noticeable increase in demand from utilities seeking to improve the reliability of their infrastructure. In China, activity earlier this year was very strong; however utility sales in the quarter were modestly lower, likely reflecting the efforts of the Chinese government to temporarily cool the economy.

     Profitability for the Engineered Support Structures Segment rose mostly due to volume increases across all product lines and improved margins in utility products.

     The Concrete Support Structures Segment had record third quarter sales. Demand for concrete utility structures is also benefiting from increased spending by utilities on capital and maintenance projects to improve the reliability of the electrical grid system. After enduring four major hurricanes over a six week period this summer in Florida, Valmont's steel and concrete utility structures clearly demonstrated the excellent reliability that utility customers are counting on. As a result of the storms, Valmont's manufacturing facilities and personnel have been active in the efforts to help restore services to hurricane damaged regions.

     Sales in the Coatings Segment were 12% lower than last year at $22.5 million. Operating income declined 21% to $1.5 million. Galvanizing performance improved as a result of sales gains from growing industrial demand, and higher internal volumes. The volume increases allowed for more efficient operations and better absorption of fixed costs. However, lower anodizing volumes and a change in mix caused profitability declines for the segment. The Company has reduced costs at its anodizing facilities to adjust for the lower sales. Profitability was also impacted by increasing workers' compensation costs in California. Recent reforms in the workers' compensation program in that state should moderate these issues going forward.

Fourth Quarter Outlook:

     Commenting on the outlook for the fourth quarter, Mr. Bay said, "We believe the fourth quarter will show positive sales and earnings comparisons, although not to the degree of the third quarter improvement. Steel prices appear to be stabilizing. Capital spending in the utility markets is improving. Tubing demand is robust. While farm income remains strong, weakening crop prices, high energy costs, and significant price increases lead us to have some concern over the short-term outlook. The strong positive trends in most of our businesses should outweigh any decline in irrigation. We are expecting positive trends in our performance to continue into 2005."

     An audio discussion of Valmont's third quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 8:00 a.m. October 20, 2004 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 7041022 beginning October 20, 2004 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 27, 2004.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont's reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                                Third Quarter                   Year-to-Date
                                                                13 Weeks Ended                 39 Weeks Ended

                                                          -----------------------------------------------------
                                                           25-Sep-04     27-Sep-03     25-Sep-04    27-Sep-03
                                                          ---------------------------------------- ------------
          Net sales                                         $ 262,890      $ 202,498    $ 744,800    $ 610,458
          Cost of sales                                       201,790        154,692      566,340      458,311
                    Gross profit                               61,100         47,806      178,460      152,147
          Selling, general and administrative expenses         45,268         37,949      131,870      113,508
                    Operating income                           15,832          9,857       46,590       38,639
          Other income (deductions)
               Interest expense                                (4,639)        (2,692)     (11,104)      (8,008)
               Interest income                                    687            234        1,382          785
               Debt prepayment expense                              -              -       (9,860)           -
               Miscellaneous                                      (23)           51          (283)        (104)
                                                               (3,975)        (2,407)     (19,865)      (7,327)
                 Earnings before income taxes, minority
                   interest, equity in earnings (losses) of
                 non-consolidated subsidiaries                 11,857          7,450       26,725       31,312
          Income tax expense                                    4,307          2,729        9,763       11,491
                 Earnings before minority interest, equity in
                   earnings (losses) of nonconsolidated
                   subsidiaries and change in accounting
                   principle                                    7,550          4,721       16,962       19,821
          Minority interest (after tax)                          (668)          (637)      (1,841)      (1,625)
          Earnings (losses) in nonconsolidated subsidiaries       222              9          296         (443)
                    Net earnings                              $ 7,104        $ 4,093     $ 15,417     $ 17,753

          Average shares outstanding (000's) - Basic           23,887         23,774       23,866       23,813
          Earnings per share - Basic                           $ 0.30         $ 0.17       $ 0.65       $ 0.75

          Average shares outstanding (000's) - Diluted         24,464         24,285       24,465       24,345
          Earnings per share - Diluted                         $ 0.29         $ 0.17       $ 0.63       $ 0.73

          Cash dividends per share                            $ 0.080        $ 0.080      $ 0.240      $ 0.235

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                                                Third Quarter               Year-to-Date
                                                                13 Weeks Ended             39 Weeks Ended

                                                          --------------------------- ------------ ------------
                                                           25-Sep-04     27-Sep-03     25-Sep-04    27-Sep-03
                                                          --------------------------- ------------ ------------

          Net sales
               Engineered Support Structures                $ 135,457      $ 106,746    $ 354,971    $ 292,035
               Concrete Support Structures                     24,921              -       41,496            -
               Coatings                                        22,486         25,641       68,710       76,359
                  Infrastructure products                     182,864        132,387      465,177      368,394

               Irrigation                                      62,593         59,260      230,274      206,173
               Tubing                                          21,990         13,343       63,409       43,819
                  Agriculture products                         84,583         72,603      293,683      249,992

               Other                                            4,117          4,044       12,980       13,121
               Less: Intersegment sales                        (8,674)        (6,536)     (27,040)     (21,049)
                    Total                                   $ 262,890      $ 202,498    $ 744,800    $ 610,458

          Operating Income
               Engineered Support Structures                  $ 7,784        $ 5,266     $ 15,192     $ 14,011
               Concrete Support Structures                      3,212              -        4,967            -
               Coatings                                         1,471          1,866        4,538        5,434
                  Infrastructure products                      12,467          7,132       24,697       19,445

               Irrigation                                       4,533          4,794       28,386       25,574
               Tubing                                           4,152          1,588        9,658        5,056
                  Agriculture products                          8,685          6,382       38,044       30,630

               Other                                           (1,247)          (906)      (2,332)      (1,780)
               Corporate                                       (4,073)        (2,751)     (13,819)      (9,656)
                    Total                                    $ 15,832        $ 9,857     $ 46,590     $ 38,639

Valmont has five reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic, utility and wireless communication industries.

     Concrete Support Structures: This segment consists of the manufacture of engineered concrete structures primarily for the utility industry.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of tubular products.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.


                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                                                         25-Sep-04                  27-Sep-03
                                                                       --------------              ------------
          ASSETS
          Current assets:
               Cash and cash equivalents                                 $ 30,557                     $ 26,734
               Accounts receivable, net                                   189,337                      150,034
               Inventories                                                197,803                      113,103
               Prepaid expenses                                             9,556                        9,979
               Refundable and deferred income taxes                         8,842                       10,427
                    Total current assets                                  436,095                      310,277
          Property, plant and equipment, net                              209,072                      184,304
          Goodwill and other assets                                       181,184                       92,670
                                                                        $ 826,351                    $ 587,251

          LIABILITIES AND SHAREHOLDERS' EQUITY
          Current liabilities:
               Current installments of long-term debt                     $ 1,251                     $ 14,626
               Notes payable to banks                                      17,078                       23,890
               Accounts payable                                            84,317                       58,309
               Accrued expenses                                            71,052                       53,782
               Dividend payable                                             1,913                        1,916
                    Total current liabilities                             175,611                      152,523
          Long-term debt, excluding current installments                  324,905                      130,549
          Other long-term liabilities                                      49,166                       47,697
          Shareholders' equity                                            276,669                      256,482
                                                                        $ 826,351                    $ 587,251